Exhibit 10.2

EXECUTION COPY

GENERAL SECURITY AGREEMENT

This General Security Agreement dated as of March 31, 2010 (the “Security Agreement”), is made by Blockbuster Canada Co., an unlimited liability corporation incorporated under the laws of the Province of Nova Scotia (the “Guarantor”) to and in favour of Home Trust Company (the “Collateral Trustee”) for the benefit of certain movie studios (each, a “Studio” and collectively the “Studios”) beneficiaries of that certain Collateral Trust Agreement, dated as of the date hereof (as the same may be amended, modified, supplemented, extended, renewed, revised, restated, amended and restated or replaced from time to time, the “Collateral Trust Agreement”), among the Guarantor, the Studios and the Collateral Trustee (the “Secured Parties”).

WHEREAS the Guarantor has incurred certain obligations to the Secured Parties pursuant to that certain Guarantee of Blockbuster Canada Co., dated as of the date hereof (as the same may be amended, modified, supplemented, extended, renewed, revised, restated or replaced from time to time, the “Guarantee”), made by the Guarantor in favour of the Collateral Trustee for the benefit of the Studios;

WHEREAS, Guarantor is an indirect wholly-owned subsidiary of Blockbuster Inc. (“Blockbuster”) and, like Blockbuster, relies heavily for the continued viability of its business upon products that are provided to it by the Studios. Accordingly, as a result of the Studios entering into, and extending trade credit under, the Trade Agreements (as such term is defined in the Collateral Trust Agreement) with Blockbuster, the Guarantor will receive substantial benefits, both direct and indirect, through the agreement of the Studios, as set forth in the Trade Agreements, to provide Guarantor and Blockbuster with the extended payment terms and products that are essential to their business, including, but not limited to, titles such as “Alvin and the Chipmunks: The Squeakquel”, “Avatar”, “The Blind Side”, “Bounty Hunter”, “Invictus”, “Legion” and “Sherlock Holmes”; and

WHEREAS, in consideration of the substantial benefits that it will receive, both directly and indirectly, from the Studios in connection with the Trade Agreements, Guarantor has agreed to guarantee all of the present and future obligations and liabilities of Blockbuster under the Trade Agreements, and grant a security interest in certain of its assets to secure its obligations hereunder.

NOW THEREFORE, in consideration of the foregoing promises and the sum of Ten Dollars ($10.00) in lawful money of Canada now paid by the Collateral Trustee to the Guarantor and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

1.	SECURITY INTEREST

(a)

To secure the payment and performance of the Secured Obligations (as hereinafter defined) and all renewals, extensions, restructurings and refinancing thereof, the Guarantor hereby grants, assigns, transfers, mortgages, hypothecates and charges in favour of, and grants a continuing security interest to, the Collateral Trustee for the benefit of the Secured Parties, as and by way of a fixed and specific mortgage and charge, and grants to the Collateral Trustee for the benefit of the Secured Parties a security interest in, subject to paragraph 1(c), all of the present and after-acquired personal property of the Guarantor, whether now owned by or owing to, or hereafter acquired by or arising in favour of the Guarantor (including under any trade names, styles or derivations thereof), and regardless of where located, and particularly including, without limitation, all present and after-acquired assets, property and undertaking of the kinds hereinafter described (all of which being hereafter collectively referred to as the “Collateral”):

(i)	all of its present and future tangible personal property, including, without limitation, machinery, equipment, plant, vehicles, tools, fixtures and furniture now owned and hereafter acquired, or in which the Guarantor, now or hereafter, has any beneficial interest, as well as all additions, accretions, attachments, accessions, parts, replacements, substitutions and renewals thereof, and including, without limitation, all goods now or hereafter comprising part of the inventory of the Guarantor, which includes but is not limited to, the assets of the Guarantor which in accordance with generally accepted accounting principles consistently applied, would be classified as inventory upon the Guarantor’s balance sheet, and for greater certainty includes all raw materials, work-in-process and finished goods wherever situate, whether purchased or manufactured;

(ii)	all intangibles owned by the Guarantor, including, without limitation, all contractual rights, contracts, agreements, options, permits, licences, consents, approvals, authorizations, orders, judgments, certificates, rulings, insurance policies, agricultural and other quotas, subsidies, franchises, immunities, privileges, and benefits as well as all goodwill, patents, trade marks (including all business and goodwill associated therewith), trade names, trade secrets, inventions, processes, copyrights, industrial designs, integrated circuit topographies and other industrial or intellectual property, including the trademarks, copyrights and patents, and applications therefore and all shares, stock, warrants, rights, bonds, debentures, debenture stock, instruments or other securities, money, letters of credit, advices of credit, cheques and goodwill now or hereafter owned by the Guarantor together with renewals thereof, substitutions therefor, accretions thereto and all rights and claims in respect thereof;

(iii)	all accounts, including deposit accounts in banks, credit unions, trust companies and similar institutions, debts, claims, dues, moneys, demands and choses in action of every nature and kind howsoever arising which now are or which may at any time hereafter be due, owing or accruing due to or owned by the Guarantor, and also all securities, bills, notes, letters of credit and other documents now held or owned or which may be hereafter taken, held or owned by the Guarantor or anyone on behalf of the Guarantor in respect of the said accounts, debts, claims, dues, moneys, demands and choses in action or any part thereof, and also all claims of any kind which the Guarantor now has or may hereafter have, including, but not limited to, claims against the Crown and claims under insurance policies;

(iv)	all chattel paper, warehouse receipts, instruments, bills of lading and other documents of title, whether negotiable or non-negotiable, now or hereafter owned by the Guarantor;

(v)	all inventory of whatever kind and wherever situated now owned or hereafter acquired or reacquired by the Guarantor including, without limiting the generality of the foregoing, all goods, merchandise, raw materials, goods or work in process, finished goods, other tangible personal property held for sale, lease or resale or that have been leased or consigned to or by the Guarantor or furnished or to be furnished under contracts for service or used or consumed in the business of the Guarantor;

(vi)	all rights, contracts (including, without limitation, rights and interests arising thereunder or subject thereto), instruments, agreements, licences, permits, consents, leases, policies, approvals, development agreements, building contracts, performance bonds, purchase orders, plans and specifications all of which may or may not be personal property but may be rights which the Guarantor has interests in, all as may be amended, modified, supplemented, replaced or restated from time to time;

(vii)	all rents, present or future, under any lease or agreement to lease any part of the lands of the Guarantor or any building, erection, structure or facility now or hereafter constructed or located on such lands, income derived from any tenancy, use or occupation thereof and any other income and profit derived therefrom;

(viii)	with respect to the personal property described in paragraphs 1(a)(i) to 1(a)(vii) inclusive, all books, accounts, invoices, letters, papers, documents, disks, and other records in any form, electronic or otherwise, evidencing or relating thereto and all contracts, securities, bills, notes, instruments, writings and other documents and other rights and benefits in respect thereof; and

(ix)	with respect to the personal property described in paragraphs 1(a)(i) to 1(a)(viii) inclusive, personal property in any form, or fixtures directly or indirectly arising from any dealing with such property, or that indemnifies or compensates for such property destroyed or damaged, and proceeds whether of the same type, class or kind as the original proceeds, and all substitutions and replacements of the personal property secured hereby.

(b)	The grants, assignments, transfers, mortgages, hypothecation, charges and security interests to and in favour of the Collateral Trustee for the benefit of the Secured Parties herein created are collectively called the “Security Interest”.

(c)

The Security Interest granted hereby shall not extend or apply to, and the Collateral shall not include: (i) cash and cash equivalents and all deposit and securities accounts (except to the extent that the foregoing are proceeds of Collateral), (ii) assets requiring perfection through control or similar agreements, (iii) letter-of-credit rights, (iv) owned or leased real property, (v) vehicles and other assets subject to certificates of title, (vi) interests in joint ventures and non-wholly-owned subsidiaries that cannot be pledged without the consent of one or more third parties, (vii) the capital stock of immaterial subsidiaries, (viii) the last day of the term of any lease or agreement therefor; however, the Guarantor will hold such last day in trust for the Collateral Trustee for the benefit of the Secured Parties and upon the enforcement of the Security Interest the Guarantor will assign the same as directed by the Collateral Trustee; or (x) any agreement, right, franchise, license or permit (collectively, the “Contractual Rights”) to which the Guarantor is a party or of which the Guarantor has the benefit of, to the extent that the creation of the Security Interest would constitute a breach of the terms of or permit any person to terminate the Contractual Rights for failure to obtain the consent or waiver of that person.

(d)	The terms “accessions”, “accounts”, “chattel paper”, “documents of title”, “equipment”, “goods”, “instruments”, “intangibles”, “inventory”, “investment property”, “money”, “proceeds”, and “securities”, including any singular or plural variation thereof whenever used herein shall be interpreted pursuant to the respective meanings given to such words in the Personal Property Security Act (Ontario), as amended from time to time, which Act, including amendments thereto and any Act substituted therefor and amendments thereto is herein referred to as the “PPSA”.

(e)	Any reference hereinafter to the “Collateral” shall, unless the context otherwise requires, be deemed a reference to the “Collateral or any part thereof”.

2.	OBLIGATIONS SECURED

The Security Interest granted hereby secures payment and satisfaction of any and all obligations and liability of the Guarantor to the Secured Parties pursuant to the Guarantee (the “Secured Obligations”).

3.	REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR

The Guarantor represents and warrants and so long as this Security Agreement remains in effect shall, in the case of clauses (b), (d) and (e), covenant:

(a)	the Guarantor has the power to grant the Security Interest upon which it purports to grant hereunder;

(b)	the Collateral is owned by the Guarantor free and clear of any and all liens, security interests, charges or other encumbrances other than Permitted Liens (as defined in the Collateral Trust Agreement);

(c)	the Guarantor’s business operations, its records, and the Collateral are all located at the locations specified in Schedule “A” attached hereto and at other locations of retail stores of the Guarantor from time to time;

(d)	Guarantor has not and will not authorize any security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral except such as may have been filed (i) by the Guarantor in favor of the Collateral Trustee pursuant to this Security Agreement, and (ii) in connection with any other Permitted Liens or (iii) disclosed to the Collateral Trustee in writing as on the date hereof; and

(e)	this Security Agreement is effective to create a valid and continuing lien and, upon the filing of the appropriate financing statements naming the Guarantor as “debtor” and the Collateral Trustee as “secured party” and describing the Collateral as set forth herein, a perfected lien in favor of the Collateral Trustee on the portion of the Collateral that comprises Collateral under the PPSA, with respect to which a lien may be perfected by filing financing statements pursuant to the PPSA. Such lien is prior to all other liens, except Permitted Liens. All action by the Guarantor necessary to perfect the Security Interest has been duly taken. Other than filing of the necessary PPSA financing statements, no authorization, approval or consent is required to be obtained from any governmental authority or other Person for the grant of the security interest herein on the portion of the Collateral that comprises Collateral under the PPSA, the perfection thereof or, except as otherwise expressly set forth in the Collateral Trust Agreement, the exercise by each of the Studios of their rights and remedies hereunder.

4.	COVENANTS OF THE GUARANTOR

So long as this Security Agreement remains in effect, the Guarantor covenants and agrees:

(a)	to notify the Collateral Trustee promptly of any change in the information contained herein or in the Schedules hereto relating to the Guarantor, the Guarantor’s business or the Collateral including without limitation:

(i)	any change in the name of the Guarantor;

(ii)	any change in the place of business of the Guarantor or, if the Guarantor has more than one place of business, in the chief executive office of the Guarantor; and

(iii)	any change in the location of the Collateral.

(b)	to keep the Collateral in good order, condition and repair (ordinary wear and tear and casualty and condemnation excepted) and not to use the Collateral in violation of the provisions of this Security Agreement or any policy insuring the Collateral or any applicable statute, law, by-law, rule, regulation or ordinance.

(c)

to do, execute, acknowledge and deliver such financing statements and further assignments, transfers, documents, acts, matters and things as may be reasonably requested by the Collateral Trustee of or with respect to the Collateral in order to give effect to this Security Agreement and to pay all costs for searches and filings in connection therewith; and, after the occurrence of an Event of Default (as hereinafter defined) under this Security Agreement, the Guarantor hereby appoints the Collateral Trustee or any officer or manager from time to time of the

Collateral Trustee the attorney of the Guarantor (with full power of substitution and delegation) to sign all documents and take such action as may be required to give effect to this provision.

(d)	to carry on and conduct the business of the Guarantor in an efficient manner and so as to protect and preserve the Collateral and to keep, in accordance with generally accepted accounting principles, consistently applied, proper books of account for the Guarantor’s business as well as accurate and complete records concerning the Collateral, and mark any and all such records and the Collateral at the Collateral Trustee’s request so as to indicate the Security Interest and to deliver to the Collateral Trustee from time to time promptly upon request (and in the case of clause (i) only on the date hereof):

(i)	a customary legal opinion from counsel to the Guarantor and in respect of corporate power and capacity, authorization, execution, delivery and enforceability of this Security Agreement and each of the documents contemplated under or pursuant to the Collateral Trust Agreement and/or this Security Agreement and in respect of such other matters as the Collateral Trustee and/or the Studios (or any one of them) or their respective counsel may reasonably request.

(ii)	copies of any documents of title, instruments, chattel paper, securities and any other investment property constituting, representing or relating to the Collateral;

(iii)	all policies and certificates of insurance relating to the Collateral; and

(iv)	such information concerning the Collateral, the Guarantor and the Guarantor’s business and affairs as the Collateral Trustee may reasonably request.

(e)	until all of the Secured Obligations have been discharged in full, the Guarantor will provide the Collateral Agent and each of the Studios with the following financial and other reports:

(i)	Annual audited financial statements (consisting of a balance sheet, a statement of income and loss, a statement of changes in financial position and a statement of shareholders’ equity) of the Guarantor, together with management discussion and analysis and the auditor’s final management letter within 90 days of the Guarantor’s fiscal year end;

(ii)	Quarterly interim unaudited financial statements (consisting of a balance sheet, a statement of income and loss, a statement of cash flow and a statement of shareholders’ equity) of the Guarantor for the first three fiscal quarters of each fiscal year, together with management discussion and analysis within 45 days of period end and a quarterly compliance certificate stating that it is in compliance with all covenants of this Security Agreement;

(iii)	Monthly interim unaudited financial statements (consisting of a balance sheet, a statement of income and loss, a statement of cash flow and a statement of shareholders’ equity) of the Guarantor for the first two months of each fiscal quarter within 30 days of each such month end;

(iv)	Monthly aged lists of inventory, to be provided on the last Wednesday of each month during the term of this Security Agreement, with all calculations made as of the end of each such preceding month and signed by an officer of the Guarantor, with a trailing comparison against the monthly aged list of inventory prepared for the preceding 3 months;

(v)	such other reports and information as the Collateral Agent and the Studios may reasonably request from time to time; and

(vi)	The Guarantor shall cause its senior management to hold meetings with the Studios with such representatives of the Guarantor as the Studios may reasonably request, via telephone or in-person, on a quarterly basis to discuss the financial performance and projections of the Guarantor at reasonable times and upon reasonable notice to be mutually agreed by the Guarantor and the Studios.

5.	VERIFICATION OF COLLATERAL

The Collateral Trustee shall have the right at any time and from time to time to verify the existence and state of the Collateral in any manner the Collateral Trustee may, acting reasonably, consider appropriate and the Guarantor agrees to furnish all assistance and information and to perform all such acts as the Collateral Trustee may reasonably request in connection therewith and for such purpose to grant to the Collateral Trustee or its agents access to all places where the Collateral may be located and to all premises occupied by the Guarantor.

6.	COLLECTION OF ACCOUNTS

After the occurrence of an Event of Default (as hereinafter defined) under this Security Agreement, the Collateral Trustee may notify all or any account debtors of the Security Interest and may also direct such account debtors to make all payments on accounts, chattel paper and instruments forming part of the Collateral to the Collateral Trustee. The Guarantor acknowledges that any payments on accounts, chattel paper and instruments forming part of the Collateral or other proceeds of the Collateral received by the Guarantor from account debtors or other parties, whether before or after notification of this Security Interest to account debtors and whether before or after the occurrence of an Event of Default under this Security Agreement, shall be received and held by the Guarantor in trust for the Collateral Trustee and shall be turned over to the Collateral Trustee upon request.

7.	DISPOSITION OF AMOUNTS

Subject to any applicable requirements of the PPSA, the Collateral Trust Agreement and to the rights of the Collateral Trustee or any Receiver (as hereinafter defined) under this Security Agreement or the PPSA or other provisions of law to make deductions in respect of costs, charges and expenses or to apply costs, charges and expenses as a first or prior charge on the proceeds of realization, collection or disposition of the Collateral, all amounts collected or received by the Collateral Trustee or any Receiver pursuant to or in exercise of any right it possesses with respect to the Collateral shall be applied on account of the Secured Obligations in such manner as the Collateral Trustee deems best or, at the option of the Collateral Trustee, may be held unappropriated in a collateral account or released to the Guarantor, all without prejudice to the liability of the Guarantor or the rights of the Collateral Trustee or any Receiver hereunder, and any surplus shall be accounted for as required by law.

8.	EVENTS OF DEFAULT

The occurrence of any one or more of the following events, after the expiry of any applicable cure period set out below, shall constitute a default (an “Event of Default”) under this Security Agreement:

(a)	the Guarantor does not observe or perform any of the Guarantor’s obligations under paragraph 3(b), (d) and (e) and under paragraph 4 this Security Agreement or any other agreement or document existing at any time between the Guarantor and the Collateral Trustee within 10 business days after written notice of such default from the Collateral Trustee to the Guarantor;

(b)	any representation, warranty or statement made by or on behalf of the Guarantor to the Collateral Trustee, in this Security Agreement or otherwise in writing, is untrue in any material respect when made;

(c)	the Guarantor ceases to carry on in the normal course all or any material part of the Guarantor’s business;

(d)	if (i) the Guarantor shall not be owned, directly or indirectly, by Blockbuster (as defined in the Collateral Trust Agreement) or (ii) the Guarantor shall sell all or substantially all of its assets;

(e)

if the Guarantor or Blockbuster or any subsidiary of the Guarantor or Blockbuster becomes insolvent or bankrupt, or makes or files a proposal, a notice of intention to make a proposal or an assignment for the benefit of creditors under the Bankruptcy and Insolvency Act (Canada) or comparable legislation in Canada or any other jurisdiction, including, without limitation, under or pursuant to the Companies’ Creditors Arrangement Act (Canada); if the Guarantor makes a bulk sale of its assets or if a petition in bankruptcy is filed against the Guarantor and same is not vacated, stayed, set aside or diligently contested by the Guarantor in good faith in proceedings before a court of competent jurisdiction within 20 days of the date thereof; or, if the Guarantor is a corporation, proceedings are initiated under any legislation by or against the Guarantor seeking its liquidation, winding-up, dissolution or reorganization or any arrangement or composition of its debts and same is not vacated, stayed, set aside or diligently contested by the Guarantor in good faith in proceedings before a court of competent jurisdiction within 20 days of the date thereof. Notwithstanding the aforementioned and for greater certainty, any default arising under this paragraph 8(a)(e) may be cured if and only if the Studios receive, within 20 days of any such filing, Agreed Critical Vendor Status (as such term is defined in the Collateral Trust Agreement);

(f)	a Receiver (as hereinafter defined), trustee, custodian or other similar official is appointed in respect of the Guarantor or any material part of the Collateral;

(g)	the Guarantor fails to repay any indebtedness of the Guarantor for borrowed money within any applicable grace period after becoming due or such indebtedness is accelerated by the holder thereof because of a default and the total amount of such indebtedness unpaid or accelerated exceeds $10.0 million;

(h)	any Person holding a security interest in respect of any part of the Collateral takes possession of all or any material part of the Collateral, or a distress, execution or other similar process is levied against all or any material part of the Collateral; or

(i)	the Guarantor challenges or threatens in writing the validity or enforceability of this Security Agreement or the Security Interests created by this Security Agreement.

9.	REMEDIES

(a)

Upon the occurrence of an Event of Default under this Security Agreement or at any time thereafter and in accordance with applicable law, the Collateral Trustee may appoint or reappoint by instrument in writing or court order, any person or persons, whether an officer or officers or an employee or employees of the Collateral Trustee or not, to be a receiver or receivers (hereinafter called a “Receiver”, which term when used herein shall include a receiver and manager) of the Collateral (including any interest, income or profits therefrom) and may remove any Receiver so appointed and appoint another in his stead. Any such Receiver shall, so far as concerns responsibility for his acts, be deemed the agent of the Guarantor and not the Collateral Trustee, and the Collateral Trustee shall not be in any way responsible for any misconduct, negligence, or nonfeasance on the part of any such Receiver, his servants, agents or employees. The Collateral Trustee may from time to time fix the Receiver’s remuneration. Subject to the provisions of the instrument appointing him, any such Receiver shall have power to take possession of the Collateral, to preserve the Collateral or its value, to carry on or concur in carrying on all or any part of the business of the Guarantor and to sell, lease or otherwise dispose of or concur in selling, leasing or otherwise disposing of the Collateral (in its existing condition or after any repair, processing or preparation for disposition) in such manner, at such time or times and place or places, for such consideration and upon such terms and conditions as to the Receiver may seem reasonable including terms for deferred payment. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the Guarantor, enter upon, use and occupy all premises owned or occupied by the Guarantor wherein the Collateral may be situate, maintain Collateral upon such premises, borrow money on a secured or unsecured basis and use the Collateral directly in carrying on the Guarantor’s business or as security for loans or advances or other credit to enable him to carry on the Guarantor’s business or otherwise, as such Receiver shall, in his discretion, determine. Except as may be otherwise directed by the Collateral Trustee, all amounts received from time to time by such Receiver in carrying out his appointment shall be received in trust for and paid over to the Collateral Trustee. Every such Receiver may, in the discretion of the Collateral Trustee, be vested with all or any of the rights and powers of the Collateral Trustee.

(b)	Upon an Event of Default or at any time thereafter, the Collateral Trustee may make application to a court of competent jurisdiction for the appointment of a Receiver.

(c)	Upon an Event of Default or at any time thereafter, the Collateral Trustee may, either directly or through its agents or nominees, exercise any or all of the powers and rights which could be available to a Receiver appointed pursuant to the foregoing subclause (a).

(d)	The Collateral Trustee may take possession of, collect, demand, sue on, enforce, recover and receive the Collateral and give valid and binding receipts and discharges therefor and in respect thereof and, upon an Event of Default or at any time thereafter, the Collateral Trustee may sell, lease or otherwise dispose of the Collateral (in its existing condition or after any repair, processing, or preparation for disposition) in such manner, at such time or times and place or places, for such consideration and upon such terms and conditions as to the Collateral Trustee may seem reasonable including terms for deferred payment.

(e)

In addition to those rights granted herein and in any other agreement now or hereafter in effect between the Guarantor and the Collateral Trustee and in addition to any other rights the Collateral Trustee or any Receiver may have at law or in equity, the Collateral Trustee shall have, both before and after an Event of Default, all rights and remedies of a secured party under the PPSA and the Receiver shall have all rights and remedies of a secured party under and to the extent provided in the PPSA. Provided always, that the Collateral Trustee or any Receiver shall not be liable or accountable for any failure to exercise its remedies, take possession of, collect, enforce, realize, sell, lease, or otherwise dispose of the Collateral or to institute any proceedings for such purposes. Furthermore, neither the Collateral Trustee nor any Receiver shall have any obligation to take any steps to preserve rights against other parties to any Security, Instrument or chattel paper whether the Collateral or proceeds and whether or not in the Collateral Trustee’s or Receiver’s possession and shall not be liable or accountable for failure to do so.

(f)	The Guarantor acknowledges that the Collateral Trustee or any Receiver may take possession of the Collateral wherever it may be located and by any method permitted by law and the Guarantor agrees upon request from the Collateral Trustee or any such Receiver to assemble and deliver possession of the Collateral at such place or places as directed.

(g)	The Guarantor agrees to pay all costs, charges and expenses reasonably incurred by the Collateral Trustee or any Receiver whether directly or for services rendered (including reasonable solicitor’s and auditor’s costs and other legal expenses and Receiver remuneration), in operating any accounts of the Guarantor with the Collateral Trustee, in discharging or satisfying any encumbrances, borrowings, taxes and other outgoings affecting the Collateral, in keeping in good standing any encumbrances on the Collateral ranking in priority to any Security Interest created by this Security Agreement, in preparing or enforcing this Security Agreement, in taking custody of, holding, preserving, repairing, processing, preparing for sale, lease or other disposition and selling, leasing or otherwise disposing of the Collateral, in carrying on the business of the Guarantor and in enforcing or collecting the Secured Obligations; and the Guarantor further agrees that all such costs, charges and expenses, together with any amounts owing as a result of any borrowing by the Collateral Trustee or any Receiver, as permitted hereby, shall be a first and prior charge on the proceeds of realization, collection or disposition of the Collateral and shall be secured hereby.

(h)	The Collateral Trustee will give the Guarantor such notice or notices, if any, with respect to the disposition of the Collateral as may be required by the PPSA.

(i)	The Receiver or the Collateral Trustee shall have power to make any sale, lease or other disposition of the Collateral as contemplated above in the name and on behalf of the Guarantor or otherwise and the Receiver or any officer or manager from time to time of the Collateral Trustee is hereby appointed the irrevocable attorney of the Guarantor (with full powers of substitution and delegation) for the purpose of making any such sale, lease or other disposition and of executing agreements or documents and taking such action required to complete the same.

(j)	All remedies of the Collateral Trustee at law and hereunder shall be cumulative and not in the alternative.

10.	MISCELLANEOUS

(a)

The Guarantor hereby authorizes the Collateral Trustee to file such financing statements and other documents and do such acts, matters and things from time to time (including completing and adding or supplementing schedules hereto identifying the Collateral or identifying the locations at which the Guarantor’s business is carried on and the Collateral and records relating thereto are situate) as the Collateral Trustee may deem appropriate to perfect and continue the Security Interest, to protect and preserve the Collateral and to realize upon the Security Interest and the Guarantor hereby irrevocably constitutes and appoints any officer or manager from time to time of the Collateral Trustee the true and lawful attorney of the Guarantor, with full power of substitution and delegation, to do any of the foregoing in the name of the Guarantor whenever and wherever it may be deemed necessary or expedient.

(b)	Upon the Guarantor’s failure to perform any of its obligations hereunder, the Collateral Trustee may, but shall not be obligated to, perform any or all of such obligations, and the Guarantor shall pay to the Collateral Trustee, forthwith upon written demand therefor, an amount equal to the expense incurred by the Collateral Trustee in so doing plus interest thereon from the date such expense is incurred until it is paid at the rate of five per cent (5%) per annum, without duplication, which amount and interest thereon shall be included in the Secured Obligations.

(c)	The Collateral Trustee may grant extensions of time and other indulgences, take and give up security, accept compositions, compound, compromises, settle, grant releases and discharges and otherwise deal with the Guarantor, debtors of the Guarantor, sureties and others and with the Collateral and other security as the Collateral Trustee may see fit without prejudice to the liability of the Guarantor or the Collateral Trustee’s right to hold and realize the Security Interest. Furthermore, the Collateral Trustee may demand, collect and sue on the Collateral in either the Guarantor’s or the Collateral Trustee’s name, at the Collateral Trustee’s option, and may endorse the Guarantor’s name on any and all cheques, commercial paper, and any other instruments pertaining to or constituting the Collateral.

(d)	No delay or omission by the Collateral Trustee in exercising any right or remedy hereunder or with respect to the Secured Obligations shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Furthermore, the Collateral Trustee may remedy any default by the Guarantor hereunder or with respect to the Secured Obligations in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by the Guarantor. No remedy herein conferred upon or reserved to the Collateral Trustee is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now existing or hereafter to exist at law, in equity or by statute or pursuant to any other agreement or instrument between the Guarantor and the Collateral Trustee that may be in effect from time to time.

(e)	The Guarantor waives protest of any Instrument constituting Collateral at any time held by the Collateral Trustee on which the Guarantor is in any way liable and notice of any other action taken by the Collateral Trustee.

(f)	In any action brought by an assignee of any interest of the Collateral Trustee in this Security Agreement and the Security Interest or any part thereof to enforce any rights hereunder, the Guarantor shall not assert against the assignee any set-off, claim or defence which the Guarantor now has or hereafter may have against the Collateral Trustee.

(g)	Except for any supplements or other schedules which may be added hereto pursuant to the provisions hereof, no modification, variation or amendment of any provision of this Security Agreement shall be made except by a written Agreement executed by the parties hereto and no waiver of any provision hereof shall be effective unless in writing.

(h)	Unless otherwise specified herein, all notices, requests, demands or other communications given to the Guarantor, the Studios and the Collateral Trustee shall be sufficiently given if given in accordance with Section 6.1 of the Collateral Trust Agreement and will be effective as set forth therein.

(i)	This Security Agreement and the Security Interest created hereby are in addition to and not in substitution for any other security now or hereafter held by the Collateral Trustee and is, and is intended to be a continuing Security Agreement and Security Interest.

(j)	This Security Agreement shall not merge in any subsequent security or be taken to be a substitute for any security of any nature whatsoever held by the Collateral Trustee from the Guarantor. It is further agreed that the taking of this Security Agreement shall not operate as a merger of the remedies of the Collateral Trustee for payment, satisfaction or performance of the Secured Obligations or of the remedies of the Collateral Trustee under any other agreement and notwithstanding this Security Agreement and anything herein contained the said remedies shall remain available and be capable of enforcement against the Guarantor and all other persons liable in respect thereof in the same manner and to the same extent as if this Security Agreement had not been made.

(k)	The headings used in this Security Agreement are for convenience only and are not to be considered as part of this Security Agreement and do not in any way limit or amplify the terms and provisions of this Security Agreement.

(l)	When the context so requires, the singular number shall be read as if the plural were expressed and vice versa and any reference to gender shall include the masculine, feminine, and neuter gender.

(m)

Whether or not the transactions contemplated by the Collateral Trust Agreement are completed, the Guarantor hereby covenants and agrees to pay on written request by the Collateral Trustee or the Studios, as the case may be, as provided below from time to time all reasonable expenses incurred by the Collateral Trustee or any Studio in connection with the Collateral Trust Agreement, the Security Documents (as defined in the Collateral Trust Agreement); reasonable legal expenses in connection with the preparation and interpretation of the Collateral Trust Agreement and/or any of the Security Documents, including, without limitation, the preparation of waivers and partial discharges in connection with any of the Security Documents; and all legal expenses (on a solicitor and his own client basis) in connection with the production and enforcement of the rights, title and interests in or arising from the Collateral Trust Agreement and/or any of the Security Documents. The Guarantor hereby irrevocably and unconditionally covenants and agrees to pay any such amount within 15 days after receipt of a written request from the Collateral Trustee or the Studios, as the case may be, accompanied by reasonably detailed invoices for payment of any such amount.

(n)	The Guarantor shall, at its expense, promptly execute and deliver or cause to be executed and delivered to the Collateral Trustee upon request from time to time all such other and further documents, agreements, certificates and instruments in compliance with this Security Agreement, or if necessary or desirable to more fully record or evidence the obligations intended to be entered into herein, or to make any recording or file any notice.

(o)	In the event any provisions of this Security Agreement, as amended from time to time, shall be deemed invalid or void, in whole or in part, by any Court of competent jurisdiction, the remaining terms and provisions of this Security Agreement shall remain in full force and effect.

(p)	The Security Interest created hereby is intended to attach (i) to existing Collateral when this Security Agreement is signed by the Guarantor and delivered to the Collateral Trustee, and (ii) to Collateral subsequently acquired by the Guarantor immediately upon the Guarantor acquiring any rights in such Collateral. The Guarantor and the Collateral Trustee do not intend to postpone the attachment of any Security Interest created by this Security Agreement.

(q)

This Security Agreement and the transactions evidenced hereby shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein as the same may from time to time be in effect, including, where applicable, the PPSA. The Guarantor and the Collateral Trustee irrevocably consent and submit to the non-exclusive jurisdiction of the Ontario Superior Court of Justice and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Security Agreement or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Security Agreement or the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that the Collateral Trustee shall have the right to bring or respond to any action or proceeding against the Guarantor or its respective property in the courts of any other jurisdiction which the Collateral Trustee deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against the Guarantor or its respective property).

(r)	Time shall be of the essence of this Security Agreement.

(s)	This Security Agreement shall enure to the benefit of and be binding upon the Collateral Trustee and the Guarantor and their respective successors and assigns; provided the Guarantor will not assign this Security Agreement without the Collateral Trustee’s prior written consent.

(t)	Notwithstanding anything herein to the contrary, to the extent that the provisions of the PPSA impose obligations upon or restrict the rights or remedies herein contained operating in favour of the Collateral Trustee, and which have been waived or varied by the Guarantor herein, whether expressly or by implication, but which are by the provisions of the PPSA incapable of waiver or variance by the Guarantor, the provisions of the PPSA shall govern and the affected provisions hereof shall be deemed to be amended to the extent necessary to give effect to the said provisions of the PPSA without in any way affecting any other provision or provisions herein.

(u)	The Guarantor hereby acknowledges receipt of a copy of this Security Agreement.

(v)	This Security Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed by be an original and all of which taken together shall constitute one and the same agreement. Delivery by facsimile or by electronic transmission in portable document format (PDF) of an executed counterpart of this Security Agreement is as effective as delivery of an originally executed counterpart of this Security Agreement.

(w)	The parties hereby agree and acknowledge that if there exists any conflict or inconsistency between the provisions of this Security Agreement and the provisions of the Collateral Trust Agreement, the provision of the Collateral Trust Agreement shall govern and prevail to the extent of such conflict or inconsistency.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the Guarantor has executed this Security Agreement as of the date first above written.

BLOCKBUSTER CANADA CO.

Per:	/s/ Steve Medlar
	Name:	Steve Medlar
	Title:	Vice President and Chief Financial Officer

I have authority to bind the Corporation

SCHEDULE “A”

GUARANTOR’S LOCATIONS

1.	Location of Guarantor’s Place of Business:

401 The West Mall, Suite 1100

Toronto, Ontario

M9C 5J5

2.	Locations of Records relating to Collateral:

401 The West Mall, Suite 1100

Toronto, Ontario

M9C 5J5

3.	Locations of Collateral:

Retail stores of the Guarantor from time to time

172 Bethridge Road, Toronto, Ontario, M9W 1N3